EXHIBIT 32

     Harry Lee Waterfield II and Raymond L. Carr, being the President and Vice President, Chief Financial Officer, respectively, of Kentucky Investors, Inc., hereby certify as of this 14th day of May, 2004, that the Form 10-Q for the Quarter ended March 31, 2004 fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in the Form 10-Q fairly presents, in all material respects, the financial condition and results of operations of Kentucky Investors, Inc.

KENTUCKY INVESTORS, INC.

BY: /s/Harry Lee Waterfield II
DATE: May 14, 2004	President

BY: /s/Raymond L. Carr
DATE: May 14, 2004	Vice President - Chief Financial Officer